Exhibit 99.1

For Immediate Release	Contact: Cathy Maloney
VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES SECOND QUARTER RESULTS

Updates 2010 Guidance

NATICK, MA — August 18, 2010 — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the second quarter ended July 31, 2010 of $35.8 million, or $0.67 per diluted share. For the second quarter of 2009, the Company reported net income of $35.1 million, or $0.64 per diluted share.

For the first half of 2010, net income was $61.9 million, or $1.16 per diluted share. For the first half of 2009, net income was $59.4 million, or $1.09 per diluted share.

Total sales for the second quarter ended July 31, 2010, increased by 8.6% to $2.7 billion and comparable club sales increased by 4.4%, including a contribution from sales of gasoline of 1.5%. Excluding the impact of gasoline, merchandise comparable club sales increased by 2.9%. For the second quarter of 2009, the Company reported a comparable club sales decrease of 7.7%, including a negative impact from sales of gasoline of 10.6%. Excluding the impact of gasoline, merchandise comparable club sales for the second quarter of 2009 increased by 2.9%.

Company Updates Guidance for the Full Year

The Company today also updated earnings guidance. For the full year ending January 29, 2011, the Company now expects to report net income in the range of $128.5 to $134.5 million, and diluted earnings per share in the range of $2.40 to $2.50. Previous guidance, provided on May 19, 2010, was for net income in the range of $136.9 million to $141.9 million, and diluted earnings per share in the range of $2.58 to $2.68.

For the year ending January 29, 2011, the Company now expects to report an increase in net sales of 8.0% to 10.0% and an increase in comparable club sales of 4.0% to 6.0%, including a contribution from gasoline sales of 0.5% to 2.5%. Merchandise comparable club sales excluding gasoline are expected to increase 2.5% to 4.5%. Previous sales guidance, provided during the Company’s first quarter conference call on May 19, 2010, was for an increase in net sales of 9.2% to 11.2%, and an increase in comparable club sales of 4.0% to 6.0%, including a positive contribution from gasoline sales of 0.5% to 2.5%. Merchandise comparable club sales excluding gasoline were expected to increase 2.7% to 4.7%.

Conference Call Information for Second Quarter Financial Results

As previously announced, at 8:30 a.m. Eastern Time today, BJ’s management plans to hold a conference call to review results for the second quarter of 2010 and to discuss its outlook for the second half of 2010. To access the webcast, visit www.bjsinvestor.com to hear the call live, or to listen to an archive of the call, which will be available for approximately 90 days following the call.

-More-

BJ’s Wholesale Club

August 18, 2010

Additional Information

Supplemental financial information, including detailed sales information for the second quarter and earnings guidance for the second half and full year ending January 29, 2011 is available as an exhibit to the Form 8-K submitted by the Company today to the SEC. To access this information, visit www.bjsinvestor.com.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 189 BJ’s Wholesale Clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Forward-Looking Statements

Statements contained in this press release, including earnings guidance, that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, federal, state and local regulation in the Company’s markets, federal budgetary and tax policy, litigation, competitive conditions and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 30, 2010. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-See Attached Financial Tables -

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Net sales	$2,722,079	$2,507,010	$5,271,040	$4,765,608
Membership fees	48,106	45,255	95,088	89,642
Other revenues	15,192	13,869	27,363	24,855

Total revenues	2,785,377	2,566,134	5,393,491	4,880,105

Cost of sales, including buying and occupancy costs	2,485,593	2,287,388	4,817,499	4,353,405
Selling, general and administrative expenses	236,377	215,675	466,243	420,807
Preopening expenses	2,970	3,793	4,924	5,362

Operating income	60,437	59,278	104,825	100,531
Interest expense, net	(372)	(116)	(599)	(251)

Income from continuing operations before income taxes	60,065	59,162	104,226	100,280
Provision for income taxes	24,188	23,991	42,162	40,685

Income from continuing operations	35,877	35,171	62,064	59,595
Loss from discontinued operations, net of income taxes	(97)	(106)	(195)	(194)

Net income	$35,780	$35,065	$61,869	$59,401

Basic earnings per common share:
Income from continuing operations	$0.68	$0.66	$1.19	$1.11
Loss from discontinued operations	—	(0.01)	(0.01)	—

Net income	$0.68	$0.65	$1.18	$1.11

Diluted earnings per common share:
Income from continuing operations	$0.67	$0.64	$1.16	$1.09
Loss from discontinued operations	—	—	—	—

Net income	$0.67	$0.64	$1.16	$1.09

Number of common shares for earnings per share computations:
Basic	52,684,819	53,608,984	52,334,684	53,590,792
Diluted	53,673,063	54,577,519	53,519,954	54,551,503

BJ’s clubs in operation - end of period	189	183

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	July 31, 2010	August 1, 2009

ASSETS
Current assets:
Cash and cash equivalents	$85,065	$37,006
Accounts receivable	132,114	115,607
Merchandise inventories	924,226	889,828
Current deferred income taxes	16,902	13,192
Prepaid expenses	34,660	28,018

Total current assets	1,192,967	1,083,651
Property, net of depreciation	977,989	927,374
Deferred income taxes	4,976	6,404
Other assets	25,363	23,685

TOTAL ASSETS	$2,201,295	$2,041,114

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$630	$587
Accounts payable	660,281	626,865
Closed store lease obligations	1,664	1,748
Accrued expenses and other current liabilities	293,260	287,012

Total current liabilities	955,835	916,212
Long-term debt, less portion due within one year	220	849
Noncurrent closed store lease obligations	7,620	8,852
Other noncurrent liabilities	127,370	108,336
Stockholders’ equity	1,110,250	1,006,865

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,201,295	$2,041,114

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Twenty-Six Weeks Ended
	July 31, 2010	August 1, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$61,869	$59,401
Provision for closing and impairment costs	2,324	135
Depreciation and amortization	61,298	54,541
Share-based compensation expense	10,039	10,583
Deferred income taxes	1,927	2,373
Decrease in merchandise inventories, net of accounts payable	6,374	7,447
Decrease in closed store lease obligations	(956)	(815)
Other	(40,099)	3,400

Net cash provided by operating activities	102,776	137,065

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(76,439)	(87,486)
Property disposals	43	—
Purchase of marketable securities	(898)	(436)
Sale of marketable securities	1,159	31

Net cash used in investing activities	(76,135)	(87,891)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	1,469	988
Purchase of treasury stock	(18,857)	(71,989)
Proceeds from issuance of common stock	17,358	7,955
Repayment of long-term debt	(298)	(279)

Net cash used in financing activities	(328)	(63,325)

Net increase (decrease) in cash and cash equivalents	$26,313	$(14,151)